Exhibit 10.23

UCI INTERNATIONAL, INC.

AMENDMENT TO RESTRICTED STOCK AGREEMENT

This Amendment (the “Amendment”) to that certain Restricted Stock Agreement between UCI International, Inc. (f/k/a UCI Holdco, Inc.), a Delaware corporation (together with any successor thereto, the “Company”), and                      (the “Participant”) dated as of                      (the “Restricted Stock Agreement”) is made as of this      day of                     , 2010 (the “Amendment Date”). Except as set forth in this Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restricted Stock Agreement or the Plan (as defined in the Restricted Stock Agreement).

WITNESSETH

WHEREAS, the Company intends to make an initial public offering of shares of Common Stock (the “IPO”); and

WHEREAS, subject to the completion of the IPO, the Company and the Participant desire to amend the terms of the Restricted Stock Agreement effective as of immediately prior to the completion of the IPO (the “Effective Date”) as set forth herein;

NOW, THEREFORE, the Restricted Stock Agreement is hereby amended as follows, subject to the completion of the IPO:

1. Amendment to the Restricted Stock Agreement. Subject to the completion of the IPO, as of the Effective Date, the Restricted Stock Agreement is hereby amended as follows:

(a) The Grant Notice of the Restricted Stock Agreement is amended by deleting the vesting schedule set forth thereon in its entirety and substituting the following in lieu thereof:

“Vesting Schedule:	The shares of Restricted Stock will vest, if at all, in accordance with the terms and conditions of Appendix A.”

(b) Section 2.2 of Appendix A to the Restricted Stock Agreement is amended by deleting such section in its entirety and substituting the following in lieu thereof:

“2.2 Vesting of Restricted Stock. Except as provided in Sections 2.3 and 2.4 below, the Shares of Restricted Stock shall become vested as follows:

(a) Twenty-five percent (25%) of the Shares of Restricted Stock shall vest on the first date the trading window opens for Employees following the date Common Stock first becomes listed or approved for listing on a national securities exchange (the “Listing Date”) and twenty-five percent (25%) of the Shares of Restricted Stock shall vest on each anniversary of the Listing Date such that the Shares of Restricted Stock shall be fully vested on the third anniversary of the Listing Date.

(b) Notwithstanding Section 2.2(a), any unvested Shares of Restricted Stock shall become fully vested immediately prior to the effective date of a Change in Control.”

(c) Section 2.4 of Appendix A to the Restricted Stock Agreement is amended by deleting such section in its entirety and substituting the following in lieu thereof:

“2.4 Forfeiture of Unvested Shares. Notwithstanding anything to the contrary set forth herein, any Shares of Restricted Stock that have not become vested pursuant to Section 2.2 or 2.3 on or prior to the date on which a Termination of Employment with respect to the Participant occurs shall be immediately forfeited upon such a Termination of Employment and shall not thereafter become vested.”

2. No Other Amendment. Except as expressly set forth in this Amendment, the Restricted Stock Agreement shall remain unchanged and shall continue in full force and effect according to its terms. In the event the completion of the IPO does not occur for any reason, this Amendment shall be null and void and of no force or effect.

3. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of law and may be executed in several counterparts by the Parties.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name on its behalf, as evidence of the adoption of this Amendment as of the Amendment Date.

UCI INTERNATIONAL, INC.

By:
Name:
Title: